Exhibit 14.1
VIA PHARMACEUTICALS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
          This Code of Business Conduct and Ethics (the “Code”) was adopted by the Board of Directors (the “Board”) of VIA Pharmaceuticals, Inc. (“VIA” or the “Company”) on June 5, 2007, and amended by the Board on April 16, 2008.
          This Code summarizes the standards that must guide our actions. As a guiding principle at VIA, we are committed to act in the highest ethical manner and respect the rights and dignity of others. The Company will conduct its operations with honesty, fairness, integrity and trustworthiness.
          This Code contains useful guidelines for daily business conduct which are intended to assist employees, officers and directors of the Company in making decisions on behalf of the Company and avoiding conflicts of interest. No guidelines can be all-inclusive, however, and responsibility for proper conduct rests with each employee, officer and director. There is no substitute for personal integrity and good judgment. An employee, officer or director faced with a difficult decision should consider whether he or she would feel comfortable if the decision became public knowledge. If the answer is in the affirmative, the decision is probably correct.
          While it is not possible to describe every situation which may violate this Code, the following guidelines are deemed to be particularly important and are examples of matters covered by this Code. The Code is intended to memorialize our ethical standards and values and to provide a method to communicate them to our employees, officers and directors.
All employees, officers and directors of VIA will:
•	Exercise the basic virtues of respect, dignity, kindness, courtesy and manners in all work relationships. Recognize and avoid behaviors that others may find offensive, including the manner in which we speak and relate to one another and the materials we bring into the workplace, both printed and electronically.

•	Use reasonable efforts to protect the Company’s assets against loss, theft or other misuse and ensure their efficient use. Trust one another to use sound judgment in our use of the Company’s business and information systems. Respect the property of the Company, including its intellectual property and confidential information. Maintain confidential proprietary information generated and gathered in our business in strict confidence, except when disclosure is authorized by the Company or required by law.

•	Respect the right and obligation of every employee, officer and director to resolve concerns relating to ethics questions in the course of our duties without retribution and retaliation. Give all employees, officers and directors the same opportunity to have their questions, issues and situations fairly considered while understanding that being treated fairly does not always mean being treated the same.

•	Conduct themselves in an honest and ethical manner and act in the best interest of the Company. Endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company. A “conflict of interest” occurs when a person’s private interest interferes, or reasonably appears to interfere, in any way with the interest of the Company, including its affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company. Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Ethics Contact (see “Ethics Contact” section below).

•	Compete fairly without collusion or collaboration with competitors to divide markets, set prices, restrict production, allocate customers or otherwise restrain competition. Assure that no payments or favors are offered to influence others to do something wrong.

•	Keep accounting records that are accurate, true and complete and include all payments and receipts.

•	Avoid taking for themselves business opportunities that arise through the use of corporate property, information or position. Refrain from using corporate property, information or position for personal gain and competing in any way with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where you take away from the Company opportunities for sales or purchases of property, products, services or interests.

•	Endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. Refrain from taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Make no improper payment in any form directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. Exercise good judgment in the exchange of business courtesies, meals and entertainment by avoiding activities that could create even the appearance that our decisions could be compromised. Offer full disclosure and withdraw ourselves from discussions and decisions when our business judgment appears to be in conflict with a personal interest.

•	Comply with Company policy and all applicable laws and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Ethics Contact (see “Ethics Contact” section below).
          This Code is not meant to be a complete statement of VIA’s corporate policies nor of the proper ethical course of conduct. Any waivers (including any implicit waivers) of the provisions in this Code for executive officers or directors may be made only by the Board. Any such waivers must be promptly disclosed to the stockholders as required by law and the rules of the NASDAQ Stock Market. Amendments to this Code must be approved by the Board.
          All employees, officers and directors are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action. We will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith.
Ethics Contact
          To oversee the operation of this Code, the Company has appointed “Ethics Contacts” as specified below. From time to time, the Board may designate a different or supplemental person/firm as the “Ethics Contact.” The Ethics Contact is responsible for consistent application of policy, review, and action taken on violations, or possible violations, of the Code. The Ethics Contact will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee with respect to financial and accounting related matters and the Nominating and Governance Committee other than with respect to such matters. The Company will devote the necessary resources to enable the Ethics Contact to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code.
          The Ethics Contact is there to listen to your concerns and communicate them to the proper authority. Employees, officers and directors should promptly report any concerns about violations of ethics, laws, rules, regulation or this Code to the Ethics Contact. All reports of ethical violations will be reviewed by the Ethics Contact, and an employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Any concerns about violations of ethics, laws, rules, regulations or this Code by the Chief Executive Officer, the Chief Financial Officer or the principal Controller of the Company should be reported promptly to the chair of the Audit Committee (the “Audit Committee Chair”) or the chair of the Nominating and Governance Committee (the “Nominating Committee Chair”), as applicable. Any such concerns involving any other executive officer should be reported to the appropriate Ethics Contact.

          The Audit Committee of the Board has adopted the Complaint and Investigation Procedures for Accounting, Internal Accounting Controls, Fraud or Auditing Matters, which contain procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Employees, officers and directors may also report any concerns about violations of ethics, laws, rules, regulation or this Code by using the procedures described in such policy, which shall be directed to the Ethics Contact. In the case of a report concerning the Ethics Contact relating to financial and accounting matters, the report will be directed to the Nominating Committee Chair, and in the case of a report concerning the Ethics Contact relating to all matters other than financial and accounting related matters, the report will be directed to the Audit Committee Chair.
Ethics Contact (with respect to financial and accounting related matters):
Audit Committee Chair
Ethics Contact (with respect to all matters other than financial and accounting related matters):
Nominating Committee Chair

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